As filed with the Securities and Exchange Commission on June 4, 2002
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

PLUMTREE SOFTWARE, INC.
(Exact name of Registrant as specified in its charter)

Delaware	94-3249110
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

500 Sansome Street
San Francisco, CA 94111
(Address of principal executive offices)

1997 Equity Incentive Plan
2002 Stock Plan
2002 Employee Stock Purchase Plan
2002 Director Option Plan
(Full title of the plan)

John H. Kunze
President and Chief Executive Officer
PLUMTREE SOFTWARE, INC.
500 Sansome Street
San Francisco, CA 94111
(Name and address of agent for service)

(415) 263-8900
(Telephone number, including area code, of agent for service)

Copies to:

Kurt J. Berney, Esq.
Caine T. Moss, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
(650) 493-9300

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee

Common Stock, $0.001 par value, to be issued under the 1997 Equity Incentive Plan	8,626,542	$4.43	(1)	$38,215,582	(1)	$3,515.84

Common Stock, $0.001 par value, available for issuance under the 2002 Stock Plan	8,562,253	$8.50	(2)	$72,779,151	(2)	$6,695.69

Common Stock, $0.001 par value, available for issuance under the 2002 Employee Stock Purchase Plan	2,000,000	$7.23	(3)	$14,460,000	(3)	$1,330.33

Common Stock, $0.001 par value, available for issuance under the 2002 Director Option Plan	400,000	$8.50	(2)	$3,400,000	(2)	$312.80

TOTAL	19,588,795	$6.58		$128,854,733		$11,854.65

(1)
The registration fee for the shares of Common Stock to be issued pursuant to outstanding options under the 1997 Equity Plan was calculated in accordance with Rule 457(h) of the Securities Act based upon the weighted average price per share at which the options may be exercised.

(3)
Estimated in accordance with Rule 457(a) solely for the purpose of calculating the registration fee based upon the price to the public of $8.50 per share set forth on the cover page of the Registrant’s prospectus in connection with the Registrant’s initial public offering.

(2)
Estimated in accordance with Rule 457(a) solely for the purpose of calculating the registration fee based upon 85% of the price to the public of 8.50 per share set forth on the cover page of the Registrant’s prospectus in connection with the Registrant’s initial public offering. Pursuant to the 2002 Employee Stock Purchase Plan, which plan is incorporated by reference herein, the purchase price of a share of Common Stock shall mean an amount equal to 85% of the lower of the fair market value of a share of Common Stock at the beginning of an offering period or after a purchase period ends.

PLUMTREE SOFTWARE, INC.

REGISTRATION STATEMENT ON FORM S-8

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Information Incorporated by Reference.

There are hereby incorporated by reference in this Registration Statement the following documents and information heretofore filed with the Securities and Exchange Commission (the “SEC”):

(a)    The Registrant’s Prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), which contains audited financial statements of the Registrant as of December 31, 2001 and the related consolidated statement of operations

(b)    The description of the Registrant’s common stock contained in the Registration Statement on form 8-A filed under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any person who was or is, or is threatened to be made a party to any threatened, pending or completed suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action.

A corporation may indemnify against expenses (including attorneys’ fees) and, except for an action by or in the name of the corporation, against judgments, fines and amounts paid in settlement as part of such suit or proceeding. This applies only if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in the best interest of the corporation. In addition, with respect to any criminal action or proceeding, the person had no reasonable cause to believe his or her conduct was unlawful.

In the case of an action by or in the name of the corporation, no indemnification of expenses may be made for any claim, as to which the person has been found to be liable to the corporation. The exception is if the court in which such action was brought determines that the person is reasonably entitled to indemnity for expenses.

Section 145 of the Delaware General Corporation Law further provides that if a director, officer, employee or agent of the corporation has been successful in the defense of any suit, claim or proceeding described above, he or she will be indemnified for expenses (including attorneys’ fees) actually and reasonably incurred by him or her.

Article VI of the Registrant’s Amended and Restated Certificate of Incorporation provides that to the fullest extent permitted by the Delaware General Corporation Law, a director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. In addition, Article VII provides that the Registrant may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding whether criminal, civil, administrative or investigative, by reason of the fact that such person or his or her testator or intestate is or was a director, officer or employee of the Registrant, or any predecessor of the Registrant, or serves or served at any other enterprise as a directors officer or employee at the request of the Registrant or any predecessor to the Registrant.

Article VIII of the Registrant’s Bylaws provides for the indemnification of directors, officer, employees and other agents of action on behalf of the Registrant to the fullest extent permissible under the Delaware General Corporation Law. Article VIII of the Registrant’s Bylaws also permits the Registrant to secure insurance on behalf of any officer, director, employee or other agent against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of the Delaware General Corporation Law.

The Registrant has entered into indemnification agreements with its directors.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number
4.1*	1997 Equity Incentive Plan
4.2*	2002 Stock Plan
4.3*	2002 Employee Stock Purchase Plan
4.4*	2002 Director Option Plan
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.
23.1	Consent of Independent Auditors
23.2	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (contained in Exhibit 5.1)
25.1	Power of Attorney (included on the signature page to this Registration Statement)

*	Documents incorporated by reference to the Registrant’s Registration Statement on Form S-1, as amended (No. 333-45950)

Item 9.	Undertakings.

(a)  The Company hereby undertakes:

        (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

•  To include any prospectus required by section 10(a)(3) of the Securities Act;

•  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value or securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form or prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

•  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of a report by the Registrant pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 4th day of June, 2002.

PLUMTREE SOFTWARE, INC.

By:	/s/ JOHN H. KUNZE

John H. Kunze

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints John H. Kunze, Eric Borrmann and Greg Wharton, and each of them acting individually, as his or her attorney-in-fact, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that each of said attorneys-in-fact, or any substitute, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/S/ JOHN H. KUNZE/John H. Kunze	President, Chief Executive Officer and Director (Principal Executive Officer)	June 4, 2002

/S/ ERIC BORRMANN/Eric Borrmann	Chief Financial Officer (Principal Financial and Accounting Officer)	June 4, 2002

/S/ JOHN DILLON/John Dillon	Director	June 4, 2002

/S/ RUPEN DOLASIA/Rupen Dolasia	Director	June 4, 2002

/S/ PIERRE LAMOND/Pierre Lamond	Director	June 4, 2002

/S/ BERNARD WHITNEY/Bernard Whitney	Director	June 4, 2002

INDEX TO EXHIBITS

Exhibit Number	Description
4.1*	1997 Equity Incentive Plan
4.2*	2002 Stock Plan
4.3*	2002 Employee Stock Purchase Plan
4.4*	2002 Director Option Plan
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.
23.1	Consent of Independent Auditors
23.2	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (contained in Exhibit 5.1)
25.1	Power of Attorney (included on the signature page to this Registration Statement)

*	Documents incorporated by reference to the Registrant’s Registration Statement on Form S-1, as amended (No. 333-45950)